Exhibit 99.1

Fusion Pharmaceuticals Appoints Barbara Duncan as Chairperson of the Board of Directors

Hamilton, ON & Boston, MA, November 2, 2020 – Fusion Pharmaceuticals Inc. (Nasdaq: FUSN), a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines, today announced the appointment of Barbara Duncan, former chief financial officer of Intercept Pharmaceuticals, Inc. and member of several boards of directors within the biotechnology industry, as chairperson of the Fusion Board of Directors. Ms. Duncan brings to the board more than 25 years’ experience in the biopharmaceutical industry. She replaces Damian Lamb as Fusion’s chairperson.

“Barbara’s breadth and depth of industry, director and financial knowledge will be invaluable to Fusion as we solidify our position as a leader in the radiopharmaceutical space and utilize our Targeted Alpha Therapies (TAT) platform to grow our pipeline,” said Chief Executive Officer John Valliant. “Additionally, her leadership experience and strategic approach to business development and corporate governance will provide important organizational and operational guidance.”

Dr. Valliant continued, “We thank Damian for his years of service on the Board. Over his tenure, his direction and strategic guidance have been instrumental to us as we developed our platform and transitioned from a newly established biotech to a publicly traded company.”

Ms. Duncan most recently served as the chief financial officer of Intercept Pharmaceuticals Inc., a biopharmaceutical company, from 2009 to June 2016. Prior to Intercept, Ms. Duncan served as chief financial officer of DOV Pharmaceutical, Inc., another biopharmaceutical company, from 2001 to 2006 and as its chief executive officer and a member of its board of directors from 2007 to 2009.

Ms. Duncan currently serves on the boards of directors and various committees of Adaptimmune Therapeutics, plc, Atea Pharmaceuticals, Inc., Jounce Therapeutics, Inc., ObsEva SA and Ovid Therapeutics, Inc., all publicly traded biopharmaceutical companies. Ms. Duncan holds an M.B.A. from the Wharton School of Business and a B.S. from Louisiana State University.

About Fusion

Fusion Pharmaceuticals is a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines. Employing a proprietary Fast-Clear linker technology, Fusion connects alpha particle emitting isotopes to antibodies and other targeting molecules in order to selectively deliver the alpha emitting payloads to tumors. Fusion’s lead program, FPI-1434, is currently in a Phase 1 clinical trial.

Contact:

Amanda Cray

Senior Director of Investor Relations & Corporate Communications

617-420-5698

cray@fusionpharma.com